Exhibit 99.1 For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600 ubexec@unionbanvt.com www.unionbankvt.com

Union Bankshares Announces Second Quarter Ended June 30, 2010

Earnings, Quarterly Dividend Payment and Senior Management Succession Plan

Morrisville, VT July 21, 2010 – Union Bankshares, Inc. (NASDAQ – UNB) today announced results for the second quarter of 2010. Net Income was $1.53 million or $0.34 per share compared to $1.23 million or $0.28 per share for 2009. Quarterly results reflect an increase in net interest income of $230 thousand or 5.2% and an increase in the gains and servicing rights recognized as a result of selling qualified residential loans into the secondary market of $200 thousand. The Company also benefited from a reduction in FDIC insurance expense of $208 thousand due to the announcement in second quarter 2009 of the one time special assessment.

The Company had total capital of $41.9 million with a book value per share of $9.40 as of June 30, 2010 compared to $39.5 million at June 30, 2009 with a book value per share of $8.85. Year to date earnings increased $243,000 or 9.7% over the same period last year.

A quarterly cash dividend of $.25 per share was declared on July 21, 2010 to shareholders of record July 31, 2010, payable August 12, 2010.

Today the company also announced the planned retirement of Kenneth D. Gibbons, President and CEO, scheduled for May 16, 2012. The succession plan adopted by the Board calls for recruiting a successor to Mr. Gibbons as President during the fourth quarter of this year and to CEO by May 2012. The succession plan also calls for Mr. Gibbons to become Board Chair in May 2011 upon the retirement of the current Board Chair, Richard Sargent. Mr. Gibbons stated the Board plan calls for the search for his successor to include consideration of both internal and external candidates.

Mr. Gibbons became President and CEO in March of 1991 and along with the Senior Management Team has grown the Company from $120 million to $428 million in assets during that time.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of June 30, 2010, the Company had $428 million in consolidated assets and operates 13 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.